Exhibit 99.1

DISCLOSURE REGARDING PRELIMINARY OPERATING RESULTS OF VERITAS

As used herein, references to “we” and “our” refer to Symantec’s Veritas information management business.

Below is an update regarding our preliminary expectations with respect to our results of operations for the three-month period ended January 1, 2016. As further described below, the following disclosures with respect to these results are preliminary in nature, have not been reviewed by independent auditors and are subject to closing procedures and adjustments.

We currently expect a year-over-year decline in our results of operations for the three-month period ended January 1, 2016. We believe that this decline is principally being driven by the following factors:

•	issues related to our transition to a dedicated sales force and management team independent from Symantec;

•	issues related to the transition to our new ERP system and adjustments to associated business processes; and

•	to a lesser extent, competitive pressures and general reduction in demand in our industry.

Sales force and sales management transition. In April 2015, we initiated our transition to a dedicated sales force and sales management team independent from Symantec. This transition had a negative impact on our results of operations during the three-month period ended January 1, 2016, a portion of which represents lost business opportunities.

In connection with this transition, we expanded or changed the roles and responsibilities, reporting structures and supervisory relationships for our sales force, including significant changes to the roles of several key sales management executives. Certain of these changes did not generate the intended results, and we believe they had a negative impact on our sales activities during the three-month period ended January 1, 2016. For example, the head of sales for our largest sales region, typically representing approximately half of our sales, was promoted to that position in April 2015 and subsequently replaced in January 2016. In addition, we also made significant changes in both territory and account assignments throughout the sales organization as part of the sales force and sales management transition. As a result of this sales force realignment, we currently have gaps in the coverage of certain territories by our sales personnel. We are in the process of hiring additional sales and leadership personnel, including a newly created position of sales leader for our renewals business. However, there can be no assurance that we will be able to hire key personnel to fill all of these roles in a timely manner or that such new hires will succeed in those roles. Additionally, once hired, it generally takes a period of time before newly hired sales personnel are fully trained and able to effectively generate business.

In addition, due to the highly technical nature of our Information Availability products, these products have one of the longest and most complex sales cycles among our product offerings and, as a result, our transition to a dedicated sales force and sales management team had a greater impact on sales of these products than certain of our other products in the three-month period ended January 1, 2016.

Lastly, implementation of, and transition to, our new ERP system required our sales force to devote significant time to learn to use our new ERP system and conduct customer and partner training initiatives to enable them to use our new ERP system. As a result, our sales force spent less time selling to our existing and potential new customers during the three-month period ended January 1, 2016, which we believe had a negative impact on our sales force’s ability to generate sales during such period.

Transition to our new ERP system and adjustments to associated business processes. In connection with the separation of our operations from Symantec, Symantec and Veritas designed and implemented a new ERP system for the Veritas business. This system was designed to better serve our business, channel partners and customers, including enabling more streamlined and automated business processes. However, the transition to this new system resulted in a delay in generation of renewal quotes, which reduced the time available to obtain renewal orders during the three-month period ended January 1, 2016. As a result, our results were negatively impacted during such period. We expect that a portion of these anticipated renewal orders will instead be received during the three-month period ended April 1, 2016.

In addition, in connection with the implementation of our new ERP system, we initially experienced a higher than normal rate of rejections and cancellations of new and renewal orders, primarily due to some of our customers and partners failing to correctly input the order submission data required to successfully book orders. As a result, we experienced delays in processing orders during the three-month period ended January 1, 2016. In response, we have conducted and continue to conduct customer and partner training and enablement initiatives to help educate our customers and partners with respect to the requirements of our new ERP system and relaxed certain order submission data input requirements. Despite these initiatives, we believe these delays in quoting and processing orders may have resulted in a permanent loss of some revenue, in particular from our BackupExec products due to the lower switching costs associated with such products.

Competitive pressures and general reduction in demand. Competitive pressures and general reduction in demand for certain product categories negatively impacted our results of operations during the three-month period ended January 1, 2016. The information management industry is characterized by intense competition. For example, during this period, certain of our competitors have been aggressive on pricing within the markets in which we compete. We expect this pricing pressure within our industry to continue during the three-month period ended April 1, 2016. In addition, certain market segments in which we participate have recently experienced some decline in demand, which may have impacted our results for the three-month period ended January 1, 2016.

As a result of these factors and the continuing negative impact of foreign currency fluctuations, in particular with respect to the Euro, based on our preliminary operating results, we expect that our net revenue for the three- month period ended January 1, 2016 will be between $550 million and $580 million as compared to $668 million for the three-month period ended January 2, 2015, representing a decline of approximately 13% to 18%. We expect that our Adjusted EBITDA (as defined below) for the three-month period ended January 1, 2016 will be between $140 million and $170 million as compared to $237 million for the three-month period ended January 2, 2015, representing a decline of approximately 28% to 41%. We expect that our net revenue for the nine-month period ended January 1, 2016 will be between $1,724 million and $1,754 million as compared to $1,933 million for the nine-month period ended January 2, 2015, representing a decline of approximately 9% to 11%. We expect that our Adjusted EBITDA for the nine-month period ended January 1, 2016 will be between $484 million and $514 million as compared to $627 million for the nine-month period ended January 2, 2015, representing a decline of approximately 18% to 23%. We expect that our net revenue for the 12-month period ended January 1, 2016 will be between $2,343 million and $2,373 million. We expect that our Adjusted EBITDA for the 12-month period ended January 1, 2016 will be between $656 million and $686 million.

“Adjusted EBITDA” consists of EBITDA adjusted to (i) eliminate stock-based compensation, (ii) eliminate non-operating income or expense, (iii) eliminate certain unusual items impacting results in a particular period, and (iv) replace historical corporate cost allocations from Symantec to us with estimated standalone costs. “EBITDA” consists of net income before income tax expense, interest expense, net and depreciation and amortization.

The following table reconciles operating income to Adjusted EBITDA for the ranges presented above:

($ in millions)	Three-Month Period Ended January 2, 2015	Three-Month Period Ended January 1, 2016		Nine-Month Period Ended January 2, 2015	Nine-Month Period Ended January 1, 2016		12-Month Period Ended January 1, 2016
	Actual $	Low $	High $	Actual $	Low $	High $	Low $	High $
Operating income	$104	$95	$125	$230	$178	$208	$214	$244
Depreciation and amortization	38	23	26	116	103	106	140	143
Stock-based compensation	24	17	20	64	78	81	101	104
Other	2	1	4	5	6	9	8	11
Transition, transformation, restructuring	30	—	3	52	97	100	153	156
53-week period	—	—	—	(37)	—	—	—	—
Pro forma standalone cost base adjustment	39	—	—	197	18	18	35	35
Adjusted EBITDA(1)	$237	$140	$170	$627	$484	$514	$656	$686

(1)	The adjustments to operating income for the three-, nine- and 12-month periods ended January 1, 2016 are shown in ranges for such adjustment on an individual basis. As a result, adjustments with respect to such time periods do not aggregate from operating income to Adjusted EBITDA.

We include Adjusted EBITDA herein for the reasons described below under “Use of Non-U.S. GAAP Financial Measures.” “ Adjusted EBITDA has certain limitations in that it does not reflect all expense items that affect our results of operations. These and other limitations are described in “Use of Non-U.S. GAAP Financial Measures.”

Some or all of these factors may persist into the three-month period ended April 1, 2016. Additionally, we cannot assure you that one or more of the factors described above, in addition to one or more of those factors described in “Risk Factors,” will not continue to have an impact on our financial results in future periods, which impact may be material.

We have not yet completed our financial statement closing and review procedures for the three-month period ended January 1, 2016 and the foregoing preliminary financial and other data has been prepared by management based on currently available information. The preliminary operating results set forth in this section have not been compiled or examined by our independent auditors nor have our independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the preliminary operating results are subject to revision as we prepare our financial statements and other disclosures as of and for the three-month period ended January 1, 2016, including all disclosures required by U.S. GAAP, and such revisions may be significant. In connection with our quarterly closing and review process for the fiscal quarter with our independent auditors, we may identify items that would require us to make adjustments to the preliminary operating results set forth above. As a result, the final results and other disclosures for the three-month period ended January 1, 2016 may differ materially from this preliminary data. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. Our consolidated financial statements for the three-month period ended January 1, 2016 will not be available until after this offering is consummated, and consequently, will not be available to you prior to investing in this offering.

Use of Non-U.S. GAAP Financial Measures.

We believe that the presentation of this financial measure enhances understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe that these financial measures provide a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors.

Our use of the term Adjusted EBITDA varies from that of others in our industry. These financial measures should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows or as measures of liquidity.

Adjusted EBITDA also has important limitations as an analytical tool and you should not consider it in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations include the fact that:

•	Adjusted EBITDA:

•	does not reflect our cash expenditures or future requirements for capital expenditures or contracted commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	eliminates the impact of income taxes on our results of operations; and

•	contains certain estimates of standalone costs;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using this financial measure only as a supplement to our U.S. GAAP results.